EXHIBIT 23.1

                        Consent of Independent Auditors


November 9, 2001


The Board of Directors
Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of Delta Petroleum Corporation of our report dated October 5, 2001, relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income
(loss), and cash flows for the years then ended, which report appears in the June 30, 2001 annual report on Form 10-KSB of Delta Petroleum Corporation.



                                    /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado